EXHIBIT 99.2

Press Release dated July 17, 2008

                    NEWS RELEASE

Valerie C. Carlson Corporate Communications 203.338.2351 Fax: 203.338.3461 Valerie.Carlson@peoples.com

FOR IMMEDIATE RELEASE

July 17, 2008

PEOPLE’S UNITED NAMES PAUL D. BURNER CHIEF FINANCIAL OFFICER

Most Recent Role as CFO of Citibank North America Caps 29-Year Tenure at Citigroup

BRIDGEPORT, CT – People’s United Financial, Inc. (Nasdaq: PBCT) today announced it has named Paul D. Burner Senior Executive Vice President and Chief Financial Officer of the company and its principal subsidiary, People’s United Bank, effective August 5, 2008. Burner, 55, was most recently Chief Financial Officer of Citibank North America, a $120 billion retail banking business serving consumer and commercial customers in over 1,000 branches across 13 states. He joins People’s United from a 29-year career at Citigroup where he held positions of increasing responsibility in a variety of business lines, including commercial lending and consumer finance.

As CFO of Citibank North America, beginning in 1998, Burner was responsible for working across business areas to help drive change throughout the organization. He implemented a variety of income-driving and cost-savings initiatives, participated in significant decisions regarding acquisitions and divestitures, and improved business controls throughout the company.

“Paul’s experience, which spans three decades, is as broad as it is deep and includes essentially every area of financial and business oversight,” said Philip R. Sherringham, President and Chief Executive Officer, People’s United Financial. “We welcome him to People’s United and look forward to working together as we continue to build the premier regional banking company in the Northeast.”

During his career at Citigroup Burner worked in a range of businesses and developed extensive capabilities in a variety of areas such as acquisitions, wealth management and treasury. His other past roles include Executive Vice President and Treasurer, Primerica Financial Services; Chief Operating Officer, Primerica Financial Services of Canada; Director of Funding and Assistant Treasurer, Commercial Credit Company; and Regional Director, Corporate Finance, Commercial Credit Company.

People’s United Financial, a diversified financial services company with $20 billion in assets, through its principal subsidiary, People’s United Bank provides consumer and commercial banking services across a network of more than 300 branches in Connecticut, Vermont, New Hampshire, Massachusetts, Maine and New York. Through its subsidiaries, People’s United Bank provides equipment financing, asset management, brokerage and financial advisory services, and insurance services.

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